Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AXS-One Inc.:

We consent to the use of our report dated January 29, 2004, except as to the last paragraph of note 3, which is as of March 26, 2004, relating to the consolidated balance sheets of AXS-One Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ deficit and cash flows for each of the years in the three-year period ended December 31, 2003, and our report dated January 29, 2004 on the related consolidated financial statement schedule, incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey

September 27, 2004